NOTIFICATION OF THE REMOVAL FROM LISTING
AND REGISTRATION OF THE STATED SECURITIES

The null hereby notifies the SEC of its
intention to remove the entire class of
the stated securities from listing and
registration on the Exchange at the opening of business on July 20, 2012, pursuant to the provisions of Rule 12d2-2 (a).

[  X  ] 17 CFR 240.12d2-2(a)(3)  That on
July 9, 2012 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment.

Each Common Share of Beneficial Interest of Nuveen Connecticut Dividend Advantage
Municipal Fund 3 will be exchanged for an equivalent dollar amount of a full Common
Share of Beneficial Interest of Nuveen
Connecticut Premium Income Municipal Fund.
The number of shares will depend on the
relative net asset values of the shares
of both funds on the effective date of
the merger.

The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 9, 2012.